BDO China Li Xin Da hua CPA CO.,Ltd	11th Floor B Block Union Square 5022 Binhe Road Shenzhen 518033P.R.China Telephone：+86-755-82900952 Fax：+86-755-82900965

Consent Letter from Independently Registered Public Accountants

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2010, relating to the consolidated financial statements of QKL Stores Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31,2009, which is contained in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Li Xin Da Hua CPAs CO., Ltd.
BDO China Li Xin Da Hua CPAs CO., Ltd.
Shenzhen, People’s Republic of China
March 15, 2011